Exhibit (e)(2)

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of December 19, 2024, by and between Lazard Active ETF Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of March 3, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated list of Funds and make certain other changes; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. Section 3(b)(iii) of the Agreement is deleted and replaced with the following:

“to the extent required by law, the Distributor will deliver copies of the initial Prospectus (and will deliver any amendments to the Prospectus to the extent that such amendments are provided to the Distributor by the Fund) to purchasers of such Creation Units and, upon request, the Statement of Additional Information; and”

3. Section 6(d) of the Agreement is deleted and replaced with the following:

“The Trust acknowledges and agrees that as part of its duties, Distributor will enter into AP Agreements with certain Authorized Participants. The Authorized Participants may insert and require that Distributor agree to certain provisions in the AP Agreements that contain certain representations, undertakings and indemnification that are not included in the form-of AP Agreement (each such modified AP Agreement a “Non-Standard AP Agreement”). Distributor will identify each AP Agreement that is determined by Distributor as a “Non-Standard AP Agreement” and will communicate such identification to the Trust. Distributor acknowledges and agrees that execution of any Non-Standard AP Agreement requires prior consent of the Trust. Distributor will maintain records of Non-Standard AP Agreements.

To the extent that Distributor is requested or required to agree to any such representations, undertakings and/or indemnification mentioned above and the Trust’s consent is obtained with respect to the execution of such Non-Standard AP Agreement, the Trust shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any portions of Non-Standard AP Agreements that differ from AP Agreements; (b) any representations made by the Distributor in such Non-Standard AP Agreement to the extent that the Distributor is not required to make such representations in the form-of AP Agreement; or (c) any indemnification provided by the Distributor under such Non-Standard AP Agreement to the extent that such indemnification would not apply under an AP Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Trust or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard AP Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard AP Agreement.”

4. Exhibit A the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

5. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

6. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

LAZARD ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Mark R. Anderson	By:	/s/ Teresa Cowan
Name:	Mark R. Anderson	Name:	Teresa Cowan
Title:	Vice President and Secretary	Title:	President
Date:	March 3, 2025	Date:	March 3, 2025

EXHIBIT A

Lazard Emerging Markets Opportunities ETF

Lazard Equity Megatrends ETF

Lazard International Dynamic Equity ETF

Lazard Japanese Equity ETF

Lazard Next Gen Technologies ETF